UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013 (March 13, 2013)

PHAZAR CORP
(Exact name of registrant as specified in its charter)

Delaware	0-12866	75-1907070
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

101 S.E. 25TH AVENUE, MINERAL WELLS, TEXAS	76067
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(940) 325-3301

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 13, 2013, the Board of Directors of the Phazar Corp. (“Company”) (other than Robert E. Fitzgerald, who abstained and recused himself from all discussions concerning the proposed merger transaction (the “Transaction”)) met and approved the terms of that certain Agreement and Plan of Merger by and among QAR Industries, Inc. (“Parent”), Antenna Products Acquisition Corp. (“Merger Sub”), and Company, dated as of March 13, 2013 (the “Merger Agreement”) and the Loan Documents (as that term is defined below). Gary W. Havener, Chairman of the Board of Directors, was authorized to execute the Merger Agreement and Loan Documents on behalf of the Company. Under the Merger Agreement, the shareholders of the Company will receive the consideration of $1.25 per share in cash in immediately available funds.

As executed, the Merger Agreement varies in several respects from that certain Term Sheet for the Acquisition of Phazar Corp. (the “Term Sheet”), agreed to by and between the Company and QAR, LLC on February 18, 2013, and filed by the Company as part of the Company’s Form 8-K filed on February 20, 2013 with the Securities and Exchange Commission. Specifically, as a result of negotiations between the Board of Directors and Parent, the Merger Agreement and the Term Sheet differ in the following respects:

1.	Closing Date. The Term Sheet provided that the Transaction would close in the second quarter of 2013. The Merger Agreement provides an outside closing date of July 31, 2013.

2.
Break-Up Fees. The Term Sheet provided a “fiduciary out” to allow the Board of Directors to accept an unsolicited superior proposal upon payment by Company to the Investors of an amount equal to four percent (4%) of the transaction value of such superior proposal, plus reimbursement of the Investors’ transaction expenses. After negotiation between the Board of Directors and Parent, the “Termination Fees” (herein so called) in the Merger Agreement are as follows:

●	$100,000.00, if terminated by Parent because the Board of Directors (i) fails to recommend the Transaction to the shareholders, or (ii) breaches the non-solicitation provision in the Merger Agreement;

●
three percent (3%) of the aggregate transaction value of a superior proposal, plus transaction expenses incurred by Investors and Parent (with a cap of $100,000.00), if terminated by the Company in order to enter into an agreement relating to a superior proposal; and

●
three percent (3%) of the aggregate transaction value of an acquisition proposal, plus transaction expenses incurred by Investors and Parent (with a cap of $100,000.00), if stockholder approval of the Transaction is not obtained and the Company enters into a definitive agreement with respect to an alternate acquisition   proposal or consummates such alternate acquisition proposal within 270 days of the termination of the Merger Agreement by either Company or Parent.

3.
Non-Solicitation. The Term Sheet provided for a non-solicitation covenant that would allow Company to consider an unsolicited proposal that is superior to the Transaction and allow the Board of Directors to change its recommendation as to the Transaction in exchange for the Termination Fees. The Merger Agreement broadens the Company’s ability to explore potential additional offers by allowing Company to entertain communications from third parties expressing an interest in possibly making an acquisition proposal for Company. Further, in the event such an expression of interest from a third party is received by Company, the Merger Agreement allows Company to allow such party expressing an interest to conduct a due diligence investigation of

Company after entering to a non-disclosure agreement, if the Board of Directors believes that it may result in a superior proposal.

4.
Acquiring Entity. The proposed acquirer was identified in the Term Sheet as “QAR, LLC and affiliated persons and entities including Robert Fitzgerald” (collectively referred to as the “Investors” both herein and in the Term Sheet). QAR Industries, Inc., a Texas corporation, is the acquiring entity under the terms of the Merger Agreement.

Additionally, the Term Sheet provided that a loan from Investors to Company (the “Loan”) would be part of the consideration for the Transaction. According to the Term Sheet, the Investors would loan a principal amount of $500,000.00 to the Company at an interest rate of one percent (1%) and would mature no later than May 1, 2013. As security of the Loan, Company would grant a security interest in all of its assets—including both real and personal property—to Investors. Negotiations between the Board of Directors and Parent resulted in the following terms:

1.
the Loan is documented by a Promissory Note (the “Note”) made by Company, along with its two wholly-owned subsidiaries, Antenna Products Corporation (“APC”) and Thirco, Inc. (“Thirco”), as co-makers, and two (2) deeds of trust (the “Deeds of Trust”, and together with the Note, the “Loan Documents”) granted by APC and Thirco, respectively;

2.	the Note is in the principal amount of $500,000.00, the interest rate is four and one-quarter percent (4.25%) and the outside maturity date is July 31, 2013; and

3.
the Note is secured by the Deeds of Trust, one granted by APC, covering real property in Palo Pinto County, Texas, and a one granted by Thirco, covering real property lying in both Palo Pinto County, Texas and Parker County, Texas. None of the personal property of the Company is used to secure the Promissory Note.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

  Agreement and Plan of Merger
  Promissory Note
  Deed of Trust (granted by Antenna Products Corporation)
  Deed of Trust (granted by Thirco, Inc.)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHAZAR CORP

Date: March 18, 2013

	By:	/s/ Deborah Inzer
Deborah Inzer
Chief Financial Officer